Exhibit 5.1(b)

[O’Melveny & Myers LLP Letterhead]

July 6, 2009

Regis Corporation
7201 Metro Boulevard
Edina, Minnesota 55439

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (“Registration Statement”) on Form S-3 of Regis Corporation, a Minnesota corporation (the “Company”), with respect to the proposed sale, from time to time, of (a) shares of common stock, par value $0.05, of the Company and (b) the Company’s convertible senior notes due 2014 (the “Notes”), which may be issued pursuant to an indenture, between the Company and Wells Fargo Bank, National Association, as trustee (the “Indenture”).

We have examined originals or copies, certified or otherwise indicated to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion.

On the basis of such examination, assuming the due authorization by the Company, we are of the opinion that the Notes, when issued, executed, delivered and authenticated in accordance with the terms of the Indenture, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless or whether considered in a proceeding in equity or at law.

With respect to the opinion above, we have assumed the matters set forth in paragraphs 1, 2, 3 and 4 in the opinion of Faegre & Benson LLP, counsel to the Company, dated as of the date hereof.

The law governed by this opinion is limited to the present federal law of the United States and the present law of the state of New York.  We express no opinion as to the laws of any other jurisdiction and no opinion regarding statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ O’Melveny & Myers LLP